Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Nikki Klemmer 615-743-6132
FINANCIAL CONTACT:	Harold Carpenter 615-744-3742
WEBSITE:	www.pnfp.com

PINNACLE FINANCIAL REDEEMS 25 PERCENT OF ITS

PREFERRED SHARES HELD BY U.S. TREASURY

NASHVILLE, Tenn., Dec. 28, 2011 – Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) announced that earlier today it redeemed 25 percent of the preferred shares the Company originally issued to the U.S. Treasury under the TARP Capital Purchase Program. Pinnacle paid the Treasury approximately $23.9 million, which included accrued dividends of approximately $141,000.

As a result of the redemption, quarterly preferred stock dividends will be reduced by approximately $297,000 per quarter, commencing in the first quarter of 2012. In addition, the Company has recognized the non-cash accretion of 25 percent of its remaining preferred stock discount, which will result in a charge to net income available to common stockholders of approximately $718,000 during the fourth quarter of 2011. Future accretion charges will be reduced by approximately $90,000 per quarter as a result of the redemption.

“We are pleased to begin the redemption of the preferred stock the Company issued to the Treasury,” said M. Terry Turner, Pinnacle’s president and chief executive officer. “The funds for this 25 percent redemption came from the existing cash balances of the Company. Our common shareholders will benefit from a decrease in our dividend payments on our outstanding preferred stock beginning in the first quarter of 2012. We continue to believe we have a solid business case to receive approval for the redemption of our remaining TARP preferred shares over the next year or so with minimal common share dilution to our shareholders.”

In connection with its participation in the TARP Capital Purchase Program, the Company issued to the Treasury 95,000 shares of Fixed Rate Cumulative Perpetual

Pinnacle Financial Partners, Inc. Redeems 25% of its U.S. Treasury Preferred Shares – 2 of 2

Preferred Stock, Series A (“Series A Preferred Shares”) in December 2008. Following the Company’s partial redemption of preferred shares described herein, 71,250 Series A Preferred Shares will remain issued and outstanding and held by the Treasury.

Pinnacle Financial Partners provides a full range of banking, investment, mortgage and insurance products and services designed for small- to mid-sized businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Comprehensive wealth management services, such as financial planning and trust, help clients increase, protect and distribute their assets.

The firm began operations in a single downtown Nashville location in Oct. 2000 and has since grown to over $4.87 billion in assets at Sept. 30, 2011. At Sept. 30, 2011, Pinnacle is the second-largest bank holding company headquartered in Tennessee, with 30 offices in eight Middle Tennessee counties and three offices in Knoxville. The firm was also added to Standard & Poor’s SmallCap 600 index in 2009.

Additional information concerning Pinnacle can be accessed at www.pnfp.com.

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Certain of the statements in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “goal,” “objective,” “intend,” “plan,” “believe,” “should,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of Pinnacle Financial to differ materially from any results expressed or implied by such forward-looking statements. Such risks include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) the inability of Pinnacle Financial to grow its loan portfolio in the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) effectiveness of Pinnacle Financial’s asset management activities in improving, resolving or liquidating lower-quality assets; (vi) increased competition with other financial institutions; (vii) greater than anticipated adverse conditions in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA and the Knoxville MSA, particularly in commercial and residential real estate markets; (viii) rapid fluctuations or unanticipated changes in interest rates; (ix) the results of regulatory examinations; (x) the development of any new market other than Nashville or Knoxville; (xi) a merger or acquisition; (xii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including intangible assets; (xiii) the impact of governmental restrictions on and discretionary regulatory authority over entities participating in the Capital Purchase Program, of the U.S. Department of the Treasury (the “Treasury”); (xiv) further deterioration in the valuation of other real estate owned; (xv) inability to comply with regulatory capital requirements or to secure any required regulatory approvals for capital actions; and, (xvi) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. A more detailed description of these and other risks is contained in Pinnacle Financial’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2011 and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange commission on May 5, 2011, July 29, 2011 and October 31, 2011. Many of such factors are beyond Pinnacle Financial’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.